Exhibit 1.1

CDC Software Extends Industry Leadership with the Introduction of Pivotal CRM 5.9

Pacific Life deploys handheld CRM technology; new product provides customers greater flexibility, personalization and ease-of-use

ATLANTA and VANCOUVER, BC – July 19, 2006 – Pivotal Corporation, a leading Customer Relationship Management (CRM) solution provider and a division of CDC Software, the enterprise software company of CDC Corporation (NASDAQ: CHINA), today announced the release of its latest Pivotal CRM platform. Pivotal CRM 5.9 provides greater usability for end users to quickly navigate to the information they need, and increased flexibility for tailoring Pivotal CRM to implement complex business practices. Additionally, Pivotal CRM 5.9 includes Pivotal Handheld, a BlackBerry® Wireless Handheld™ mobile application, Pivotal Call Scripting for automating customer interactions, and significant customer-driven enhancements.

Pivotal CRM is a complete front-office solution designed for companies with complex business processes whose market differentiation is impacted by their ability to implement these unique business practices in CRM.

“Pivotal recognizes that successful implementation of CRM is as much about the factors that drive user adoption as it is about functionality,” said Eric Musser, chief technology officer of CDC Software. “We’ve listened to what our customers and partners have told us: we’ve made it easier to tailor and use CRM applications. Pivotal CRM 5.9 is the market’s most flexible CRM solution, enabling companies to cost-effectively model and implement their complex and unique business practices.”

Pivotal Handheld addresses the information needs of sales professionals on the go. It enables sales representatives to access and update critical CRM data via BlackBerry mobile devices—maximizing selling time and ensuring sales representatives are better prepared for each visit.

Pacific Life Insurance Company’s Annuities & Mutual Funds Division is now utilizing Pivotal Handheld for its BlackBerry users. Founded in 1868, Pacific Life provides life insurance products, annuities, and mutual funds, and offers a variety of investment products and services to individuals, businesses, and pension plans. Pacific Life counts more than half of the 100 largest U.S. companies as clients.

“With the need for instantaneous and more comprehensive information from anywhere at anytime, we are committed to continuously offering state-of-the-art options that meet the business needs of our Annuities Wholesalers and the clients they serve,” said Phil Teeter, vice president of technology of Pacific Life’s Annuities & Mutual Funds Division. “Pivotal CRM and BlackBerry provide the ability for our wholesalers to get their jobs done without being tied to their home office. All the information they need is at their fingertips at all times: they can now easily access updated rep information, sales reports, and view dealer, branch, and rep-level data in real time; and, they can now spend more time serving their clients instead of their administrative responsibilities.”

All Pivotal customers can immediately take advantage of the user productivity enhancements delivered in Pivotal CRM 5.9 because Pivotal’s flexible platform is designed to enable simple upgrades. Existing customer implementations, including all configuration, customization, and integration performed on the Pivotal platform are compatible with the new platform. IT gets what it wants – the latest technology, while the business users get what they want – fit to business requirements and seamless upgrades. In the same manner, the new capabilities of Pivotal CRM 5.9 are also immediately applicable to Pivotal’s vertical CRM applications for financial services, homebuilding and real estate, legal services, manufacturing and others. These applications are now established as leading solutions for their respective industries and planned enhancements, enabled by Pivotal CRM 5.9, will further cement those leadership positions.

About Pivotal Corporation
Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading provider of customer relationship management (CRM) applications to help organizations create superior customer experiences. Pivotal’s CRM applications offer rich functionality, a highly flexible application platform, a full application suite, and best-in-class customization abilities, all with a low total cost of ownership. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins, and customer loyalty. More than 1,800 companies around the world have licensed Pivotal, including Farm Credit Services of America, WCI Communities, Premera Blue Cross, Qiagen, ESRI, AvMed Health Plans, Sharp Electronics Corporation, and CMS Cameron McKenna.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, and partner management. For more information about Pivotal Corporation, please visit www.pivotal.com

About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc. For more information about CDC Corporation, please visit the website: http://www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.
These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

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Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Pivotal’s CRM 5.9 Software Platform to provide quicker navigation to needed information, increase flexibility to implement complex business practices, automate customer interactions, access and update critical CRM data via BlackBerry mobile devices. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM 5.9 Software Platform, continued commitment to the deployment of the solution, and the ability of staff to utilize the information generated with Pivotal CRM 5.9 Software Platform. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005 (and amended on October 11, 2005). All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

For More Information
Investor Relations
Craig Celek
CDC Corporation
(212) 661-2160
craig.celek@cdccorporation.net

Media Relations
Jennifer Buchhalter
Articulate Communications Inc.
(617) 451-7788 ext. 16
jbuchhalter@articulatepr.com